Exhibit 21

Fortress International Group, Inc.
List of Subsidiaries

VTC, L.L.C, doing business as Total Site Solutions

Vortech, LLC

Innovative Power Solutions, Inc.

Quality Power Solutions, Inc.

Rubicon Integration, LLC

SMLB Ltd.